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SUPPLEMENT
(To Prospectus Supplement dated March 26, 2002
to Prospectus dated March 22, 2002)



                           $977,276,100 (Approximate)



                    STRUCTURED ASSET SECURITIES CORPORATION

               Mortgage Pass-Through Certificates, Series 2002-5A



   Notwithstanding anything to the contrary in the attached Prospectus Supplement, dated March 26, 2002 (the "Prospectus Supplement"), the Interest Rate for the Class 1-A2 Certificates for each Accrual Period through August 2006 will be an annual rate equal to 5.35%, subject to a maximum rate equal to the Net WAC for Pool 1 for the related Distribution Date. Thereafter, the Interest Rate for the Class 1-A2 Certificates will be equal to the Net WAC for Pool 1 for the related Distribution Date.


   Notwithstanding anything to the contrary in the Prospectus Supplement, the initial Class Notional Amount of the Class 1-A5 Certificates is approximately $48,991,427.


   All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

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                 The date of this Supplement is March 27, 2002.